FOR IMMEDIATE RELEASE

                                                   For More Information Contact:
                                                                    Ilya Welfeld
                                                                        RoomLinX
                                                                    201.696.9076
                                                           iwelfeld@RoomLinX.com

                 ROOMLINX AND ARC COMMUNICATIONS COMPLETE MERGER

          RoomLinx Becomes Public Company on Nasdaq OTC Stock Exchange

Hackensack, New Jersey (June 28, 2004) - Arc Communications, Inc. (OTC:ACOC), and RoomLinX, Inc. announced today they have completed a merger between the two companies, receiving ARC shareholder approval at a meeting on Friday, June 25, 2004. The combined entity, to be called RoomLinX, Inc. will adopt and expand the RoomLinX business strategy. As a result of the transaction, RoomLinX is now listed on the Nasdaq OTC under Arc's symbol and has applied for a new ticker symbol.

With the completion of this merger, RoomLinX will move forward with its growth strategy including plans for value added services and an expansion into new markets. RoomLinX will consider strategic M & A opportunities to further industry leadership. In an earlier release about the merger, Aaron Dobrinsky, CEO of RoomLinX, outlined the corporate strategy, "We look forward to operating RoomLinX as a public company, servicing the hospitality industry... we will aggressively target new properties and will offer existing clients an expanded line of services such as IP telephony. We will also reach beyond the hotel industry to offer high-speed wireless services to ...convention centers, extended stay and time-share properties as well as schools and Universities."

As indicated previously, the merged company will be led by wireless industry veterans Aaron Dobrinsky as CEO and Frank Elenio as CFO. The two will also become Directors, joining Robert Lunde, Peter Bordes and Herb Hunt on the Company's board. Lunde was a co-founder of RoomLinX in 1999 and became a director and Chairman in February 2001. Peter Bordes, an owner of Greater Media, Inc. and Chairman of the Board of Directors of Empire Media, a diversified media group, joined the ARC board as Chairman in 2002 and will continue as such after the companies merge. Herb Hunt, who owns H.I. Hunt & Company, a leading financial services search firm, joined the RoomLinX board in 2000.


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RoomLinX currently provides high-speed wireless services to hotels and conference centers throughout the US. In recent filings with the SEC, RoomLinX reported providing services to more than 14,000 rooms in more than 55 locations as of the end of March 2004. The Company conducts site surveys and custom-designs networks for each property, installing services within days. RoomLinX offers 24 X 7 customer support as well as network monitoring and troubleshooting.

About RoomLinX, Inc.

RoomLinX is a pioneer in Broadband High Speed Wireless Internet connectivity, specializing in providing the most advanced 802.11b WI-FI Wireless and Wired networking solutions for High Speed Internet access to Hotel Guests, Convention Center Exhibitors, Corporate Apartments, and Special Event participants.

The information contained in this press release, including any "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934 contained herein, should be reviewed in conjunction with the Company's Annual Report on Form 10-KSB for the year ended December 31st, 2003 and amendments thereto, the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31st, 2004 and amendment thereto, the Company's Proxy Statement filed with the Securities and Exchange Commission on or about June 15, 2004, and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth many risks and uncertainties related to the Company's business and such statements, including risks and uncertainties related to that are unpredictable and outside of the influence and/or control of the Company.